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                                                                    EXHIBIT 11.1


                                  BANCTEC, INC.

                       COMPUTATION OF NET INCOME PER SHARE

                                   (UNAUDITED)



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
                                         Three Months Ended            Six Months Ended
                                    September 25,  September 26,  September 25,  September 26,
                                        1994           1993           1994           1993
                                    -------------  -------------  -------------  -------------
Net Income                           $ 4,074,000    $ 3,356,000    $ 7,776,000    $ 6,636,000
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                                     -----------    -----------    -----------    -----------

Shares
  Weighted average number of
    shares outstanding                10,579,689     10,498,495     10,587,983     10,479,854
  Shares issuable from assumed
    exercise of stock options and
    stock purchase plan reduced by
    number of shares which could
    have been purchased with the
    proceeds from exercise of such
    options and purchase plan            595,712        643,085        613,160        641,767
                                     -----------    -----------    -----------    -----------

      Weighted average number of
        shares outstanding,
        as adjusted                   11,175,401     11,141,580     11,201,143     11,121,621
                                     -----------    -----------    -----------    -----------
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Primary net income per common and
  common equivalent share                   $.36           $.30           $.69           $.60
                                            ----           ----           ----           ----
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Shares assuming full dilution
  Weighted average number of
    shares outstanding                10,585,657     10,498,495     10,594,016     10,479,854
  Shares issuable from assumed
    exercise of stock options and
    stock purchase plan reduced by
    number of shares which could
    have been purchased with the
    proceeds from exercise of such
    options and purchase plan            715,127        763,638        733,625        772,561
                                     -----------    -----------    -----------    -----------

      Weighted average number of
        shares outstanding,
        as adjusted                   11,300,784     11,262,133     11,327,641     11,252,415
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Fully diluted net income per common
  and common equivalent share               $.36           $.30           $.69           $.59
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